Exhibit 10.1

SECOND ADDENDUM TO PURCHASE AGREEMENT BETWEEN BB DEVELOPMENT XXVIII LLC, AS SELLER, AND BOREAL WATER COLLECTION, INC., AS PURCHASER

WHEREAS, the Seller and the Purchaser entered into a Purchase Agreement with Riders dated on or about January 6, 2016 (Purchase Agreement) for certain property located on Shandalee Road in Livingston Manor in the State of New York and more particularly identified as Town of Callicoon SBL 4-1-11 and 4-1-14.1 (Premises), which parcels house an artesian spring and existing facility thereupon, by means of Purchaser executing a right of first refusal, as provided in ¶13 of a certain agreement between Leisure Time Spring Water, Inc. (Leisure Time), a New York Corporation, Alpine Farms, Inc. (Alpine), a New York Corporation, and Andrew J. Krieger and Suri Levow Krieger dated November 1, 1995, as same was modified by an Agreement of Modification between Leisure Time and Alpine dated April 25, 2000 (Water Agreement); and

WHEREAS, the Purchase Agreement provided for a closing on or about May 18, 2016 at 10:00a.m., and Seller invoked “time of the essence” as to said date by correspondence dated May 4, 2016; and

WHEREAS, Purchaser rejected the aforesaid invocation of “time of the essence” by correspondence dated May 11, 2016; and

WHEREAS, Seller served Purchaser with a Notice of Termination of the Water Agreement, pursuant to ¶11(B) of said agreement, by correspondence dated May 11, 2016, due to Purchaser’s failure to make timely payments to Seller due thereunder; and

WHEREAS, without comment as to the validity of Seller’s May 4, 2016 invocation of “time of the essence,” Seller set a “time of the essence” closing for the instant conveyance for June 9, 2016 at 10:00a.m. by correspondence dated May 19, 2016; and

WHEREAS, Purchaser rejected the aforesaid invocation of “time of the essence” by e-mailed correspondence dated May 19, 2016; and

WHEREAS, in an effort to avoid the expense and uncertainty of litigation, the parties entered into an Addendum to the Purchase Agreement dated June 22, 2016 (“First Addendum”) establishing, inter alia, an agreed-upon “time of the essence” closing date, and provision for the timely remittance of payments under the Water Agreement; and

WHEREAS, Purchaser has requested an extension of the “time of the essence” closing date set forth in the First Addendum and Seller has agreed to such extension upon certain terms and conditions set forth herein.

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NOW, THEREFORE, it is hereby agreed:

1.	In the event that any of the terms, covenants, agreements and conditions set forth in this Addendum are inconsistent with the terms, covenants, agreements and conditions set forth in the Purchase Agreement or First Addendum, the terms, covenants, agreements and conditions of this Addendum shall be deemed to prevail and supersede the conflicting portions of the Purchase Agreement.

2.	Notwithstanding anything to the contrary, whether set forth in the Purchase Agreement at paragraph “15” or elsewhere, in the First Addendum, or any of the respective correspondence or communications between the parties and/or their counsel, the parties shall close upon the Premises on Friday, October 7, 2016 at 10:00a.m., TIME BEING OF THE ESSENCE (“Time of the Essence” date) at the offices of Steven N. Mogel, Esq. located at 457 Broadway, STE 16A, Monticello NY 12701.

3.	Purchaser consents to the immediate release of the Contract Deposit of Sixty Thousand ($60,000.00) Dollars set forth in paragraph “3” of the Purchase Agreement and identified therein as the “Downpayment” to Seller. Said sum shall be applicable to the purchase price of the subject property, provided Purchaser does not default as defined herein. Purchaser acknowledges and agrees that Purchaser has no further rights or other recourse under the terms of the Purchase Agreement or otherwise to the Downpayment, forever releasing and discharging any and every claim, demand, right or cause of action of whatever kind or nature pertaining to the Downpayment, as against Seller, Seller’s attorney, escrow agents, officers, representatives, employees, affiliates, subsidiaries, predecessors, successors, assigns and insurers and all other persons, firms or corporations who are or might be claimed to be liable.

4.	Purchaser shall pay the sum of Twenty-Five Thousand Dollars and 00/100 ($25,000.00) Dollars to Seller by wire transfer to the attorney for the Seller, on or before Friday, September 9, 2016 at 5:00p.m, TIME BEING OF THE ESSENCE. Purchaser consents to the immediate release from escrow to Seller of the aforesaid sum (“Additional Earnest Money”). Said sum shall be applicable to the purchase price of the subject property, provided Purchaser does not default as defined herein. Purchaser further acknowledges and agrees that Purchaser has no further rights or other recourse under the terms of the Purchase Agreement or otherwise to the Additional Earnest Money, forever releasing and discharging any and every claim, demand, right or cause of action of whatever kind or nature pertaining to this Additional Earnest Money, as against Seller, Seller’s attorney, escrow agents, officers, representatives, employees, affiliates, subsidiaries, predecessors, successors, assigns and insurers and all other persons, firms or corporations who are or might be claimed to be liable.

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5.	Purchaser shall continue to pay all sums due Seller each month under the Water Agreement commencing September of 2016 no later than the 20th day of each month. In the event that Purchaser fails to make payment on or before the 20th day of each month, Seller shall provide notice by facsimile and/or electronic mail to Purchaser, with a courtesy copy to Purchaser’s attorney by facsimile or electronic mail, which notice shall require payment in full within no more than five (5) business days of transmission to Purchaser and Purchaser’s attorney of said notice by Seller and/or Seller’s attorney.

6.	In the event that Purchaser shall fail to make payment in strict accordance with the notice set forth in paragraph “5,” supra, or shall fail to wire the Additional Earnest Money to Seller as set forth in paragraph “4,” supra, Purchaser shall be deemed to be in default of this agreement. In the event of such default, Purchaser acknowledges and agrees that the Purchase Agreement shall be regarded as terminated. Purchaser acknowledges and agrees that, in the event of default, Purchaser has no further rights or other recourse under the terms of the Purchase Agreement and its addenda, forever releasing and discharging any and every claim, demand, right or cause of action of whatever kind or nature pertaining to the Downpayment, the Additional Earnest Money, or any other sums paid previously to Seller by Purchaser under the Water Agreement, as against Seller, Seller’s attorney, escrow agents, officers, representatives, employees, affiliates, subsidiaries, predecessors, successors, assigns and insurers and all other persons, firms or corporations who are or might be claimed to be liable.

7.	Although Seller’s attorney has drafted the instant addendum, Purchaser is represented by counsel and has had ample opportunity to review and fully consider the force and effect of the terms hereunder. In the event of ambiguity hereunder, no presumption against the drafter of this addendum shall lie.

8.	In the event of a default as described anywhere in this addendum, Purchaser shall not seek to challenge the forfeiture of the Downpayment or Additional Earnest Money, the payment of prior sums to Seller under the Water Agreement, or impede the subsequent sale of the Premises to a third-party by any means, including but limited to, the making, soliciting, or facilitating of any application seeking injunctive relief, the making, soliciting, or facilitating the filing of a notice of pendency, or the making, soliciting, or facilitating of suit challenging, inter alia, the validity or enforceability of the instant addendum or the modification of the Water Agreement set forth herein.

9.	In the event that Purchaser violates the terms and conditions of paragraph “8,” supra, Purchaser acknowledges and agrees that Purchaser shall be liable for all Seller’s reasonable costs, fees and out-of-pocket expenses including, but not limited to, reasonable attorney’s fees.

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10.	Both Seller and Purchaser reserve all of their rights vis-à-vis the Notice of Termination of the Water Agreement, pursuant to ¶11(B) of said agreement, issued by correspondence dated May 11, 2016, and nothing contained in this addendum shall be deemed a waiver thereof.

11.	This addendum may not be amended or modified except by an instrument in writing signed by the parties hereto.

SELLER:	PURCHASER:

BB DEVELOPMENT XXVIII, LLC	BOREAL WATER COLLECTION, INC.

/s/ Brian Nagorsky	/s/ Francine LaVoie
BY: Brian Nagorsky, Authorized Representative	BY: Francine LaVoie, Chairman/CEO

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